PricewaterhouseCoopers LLP
Chartered Accountants
PO Box 82
Royal Trust Tower, Suite 3000
Toronto Dominion Centre
Toronto, Ontario
Canada M5C 1G8
Telephone +1 416 863 1133
Direct Tel. + 1 416 941 8242
Direct Fax + 1 416 814 3220

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated March 21, 2007 relating to the consolidated financial statements of Colombia Goldfields Limited as at and for the year ending December 31, 2006, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Chartered Accountants, Licensed Public Accountants

Toronto, Canada
August 9, 2007

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.